UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2011 (May 17, 2011)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

954-776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 17, 2011, OptimumBank Holdings, Inc. (the “Company”) received a written notice from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) notifying the Company that it fails to comply with Nasdaq’s Listing Rule 5550(b)(1) (the “Rule”) because its stockholders’ equity fell below the minimum $2,500,000 requirement for continued listing on the Nasdaq Capital Market. The Company reported stockholders’ equity at March 31, 2011 of $1,678,000. The Company will be provided 45 calendar days, or until July 1, 2011, to submit a plan to regain compliance with the Rule. If the Company’s plan is accepted, the Staff can grant an extension of up to 180 calendar days, or until November 13, 2011, to evidence compliance. In determining whether to accept the Company’s plan, the Staff will consider such things as the likelihood that the plan will result in compliance with Nasdaq’s continued listing criteria, the Company’s past compliance history, the reasons for the Company’ current non-compliance, other corporate events that may occur within the Staff’s review period, the Company’s overall financial condition and its public disclosures. If the Staff does not accept the Company’s plan, the Company may appeal the Staff’s determination to a Hearings Panel. If the Company does not regain compliance within the time period provided by all applicable Staff extensions, Staff will immediately issue a Staff Delisting Determination indicating the date on which the Company’s shares will be suspended unless the Company requests review by a Hearings Panel.

The Company is currently conducting a private placement offering of its common stock intended to increase the Company’s stockholders’ equity. The completion of the offering is contingent upon the sale of a minimum of 2.5 million shares at $2.00 per share, or $5 million in gross proceeds, as well as shareholder approval of the offering and an increase in the number of authorized common shares. The offering is expected to be completed on or before August 31, 2011; however, there can be no assurance that the offering will be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMUMBANK HOLDINGS, INC.

	By:	/s/ Richard L. Browdy
Richard L. Browdy
Dated: May 23, 2011		President and Chief Financial Officer